Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of Pinnacle Financial Partners, Inc. of our reports dated February 21, 2025, with respect to the consolidated financial statements of Synovus Financial Corp., and the effectiveness of internal control over financial reporting, which reports appear in the Form 10-K of Synovus Financial Corp. dated February 21, 2025, and to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KPMG LLP

Atlanta, Georgia
January 2, 2026